Exhibit 99.1

FINANCIAL INSTITUTIONS, INC. ANNOUNCES FIRST QUARTER 2025 RESULTS

WARSAW, N.Y., April 28, 2025 – Financial Institutions, Inc. (NASDAQ: FISI) (the "Company," "we" or "us"), parent company of Five Star Bank (the "Bank") and Courier Capital, LLC ("Courier Capital"), today reported financial and operational results for the first quarter ended March 31, 2025.

The Company reported net income of $16.9 million in the first quarter of 2025, compared to a net loss of $82.8 million in the fourth quarter of 2024 and net income of $2.1 million in the first quarter of 2024. After preferred dividends, net income available to common shareholders was $16.5 million, or $0.81 per diluted share, in the first quarter of 2025, compared to net loss of $83.2 million, or $(5.07) per diluted share, in the fourth quarter of 2024, and net income of $1.7 million, or $0.11 per diluted share, in the first quarter of 2024. The Company recorded a provision for credit losses of $2.9 million in the current quarter, compared to a provision of $6.5 million in the linked quarter and a benefit of $5.5 million in the prior year quarter.

First Quarter 2025 Key Results:

•
Net interest margin and net interest income expanded meaningfully in the first quarter of 2025, primarily reflecting the impact of the investment portfolio restructuring that was executed at the end of 2024. Net interest margin of 3.35% for first quarter of 2025 was up 44 and 57 basis points from the linked and year-ago quarters, respectively, while net interest income of $46.9 million for first quarter of 2025 increased $5.2 million, or 12.6%, and $6.8 million, or 16.9%, from the linked and year-ago quarters, respectively.
•
Noninterest income was $10.4 million in the first quarter of 2025, compared to noninterest loss of $91.0 million in the linked quarter, which reflected the previously disclosed investment securities loss, and noninterest income of $10.9 million in the year-ago quarter, when the Company's results included income from its former insurance subsidiary. First quarter 2025 noninterest income benefited from higher income from company owned life insurance ("COLI") as a result of a surrender and redeploy strategy initiated in January 2025, in addition to higher swap fees and investment advisory income relative to comparable prior periods.
•
Noninterest expense in the first quarter of 2025 totaled $33.7 million, compared to noninterest expense including non-operating items in the linked and year-ago quarters of $59.4 million and $54.0 million, respectively.
•
Total loans were $4.55 billion at March 31, 2025, reflecting an increase of $74.1 million, or 1.7%, during the quarter, and an increase of $111.2 million, or 2.5%, from one year prior, driven by both commercial business and commercial mortgage lending.
•
Total deposits were $5.37 billion at March 31, 2025, up $268.2 million, or 5.3%, from December 31, 2024, driven by seasonal public deposit inflows as well as an increase in brokered deposits, and down $23.8 million, or 0.4%, from one year prior, due in part to lower reciprocal deposits and the previously announced wind-down of the Company's Banking-as-a-Service, or BaaS, offering.
•
The Company reported improved credit quality metrics, as measured by quarterly net charge-offs to average loans of 0.21% for the first quarter of 2025, down from both the linked and year-ago quarters.
•
In February, the Company's Board of Directors approved a 3.3% increase in its quarterly cash dividend to $0.31 per common share, a reflection of both its ongoing commitment to building shareholder value and its confidence in the Company’s long-term sustainable growth strategy.

"Our first quarter results were highlighted by improved earnings and profitability metrics, and reflected the full benefit of the strategic investment securities restructuring we undertook in December, as well as our team's ability to meet the banking, credit and investment advisory needs of our customers amid a challenging environment," said President and Chief Executive Officer Martin K. Birmingham. "Our focus on performance resulted in a more than 12% increase in net interest income from the linked quarter, as well as a 44-basis-point expansion of net interest margin, an efficiency ratio below 60% and solid return on average assets of 1.10% and return on average equity of 11.82%.

"Our pipelines carried momentum with credit-disciplined lending heading into 2025 and supported a 1.7% quarterly increase in total loans, with stable-to-improved credit metrics for the first quarter. Amid the uncertain economic landscape, coupled with our current pipelines and discussions with customers, we believe that loan growth will be concentrated in the first half of the year."

Chief Financial Officer and Treasurer W. Jack Plants II added, “Our successful fourth quarter public equity offering not only allowed us to restructure our investment securities portfolio to drive stronger earnings potential, evident in our first quarter results, but also provided additional dry powder that we have sought to thoughtfully deploy. To that end, earlier this month we called $10 million of fixed-to-floating sub-debt that was issued in April 2015. We also took steps to enhance noninterest revenue by restructuring a portion of our COLI portfolio into a higher-yielding credit fund, which contributed to higher COLI income in the first quarter. We continue to remain confident that our stronger capital position and improved earnings outlook position us well to drive sustainable and profitable growth, as we seek to support our customers amid a challenging operating environment and prudently manage expenses.”

Net Interest Income and Net Interest Margin

Net interest income was $46.9 million for the first quarter of 2025, an increase of $5.2 million from the fourth quarter of 2024, and an increase of $6.8 million from the first quarter of 2024.

Average interest-earning assets for the current quarter were $5.65 billion, reflecting decreases of $64.5 million from the fourth quarter of 2024 and $153.6 million from the first quarter of 2024. The linked quarter decrease was due to a $74.2 million decrease in the average balance of investment securities and a $49.8 million decrease in the average balance of Federal Reserve interest-earning cash, partially offset by a $59.5 million increase in average loans. The year-over-year decrease in average interest-earning assets was due to a $97.3 million decrease in the average balance of investment securities and an $86.3 million decrease in the average balance of Federal Reserve interest-earning cash, partially offset by a $30.0 million increase in average loans.

Average interest-bearing liabilities for the current quarter were $4.51 billion, reflecting an increase of $31.1 million from the linked quarter and a decrease of $108.0 million from the year-ago quarter. The increase from the fourth quarter of 2024 was primarily due to a $38.7 million increase in average short-term borrowings and a $19.9 million increase in average time deposits, partially offset by a $15.6 million decrease in average savings and money market deposits and a $12.0 million decrease in average interest-bearing demand deposits. The year-over-year decrease was due to a $105.3 million decrease in average savings and money market deposits, along with an $84.2 million decrease in average borrowings and a $4.3 million decrease in average interest-bearing demand deposits, partially offset by a $85.9 million increase in average time deposits. The outflow of BaaS-related deposits following the Company's September 2024 announcement that it would wind-down its BaaS platform by mid-2025 was the primary driver of the reduction in average savings and money market deposits from the linked and year-ago periods.

Net interest margin was 3.35% in the current quarter as compared to 2.91% in the fourth quarter of 2024, and 2.78% in the first quarter of 2024. Expansion from both the linked and prior year quarters was primarily due to an increase in the average yield on investment securities, following the previously disclosed restructuring of the available-for-sale portfolio, which supported an increase in the average yield on interest-earning assets. Margin expansion was also supported by lower cost of interest-bearing liabilities, driven by the repricing across public, non-public and reciprocal deposits.

Noninterest Income (Loss)

The Company reported noninterest income of $10.4 million for the first quarter of 2025, compared to noninterest loss of $91.0 million in the fourth quarter of 2024, and noninterest income of $10.9 million in the first quarter of 2024.

•
A net loss on investment securities of $100.1 million was recognized in the fourth quarter of 2024 related to the previously disclosed securities portfolio restructuring.
•
Noninterest income no longer includes contributions from the Company's insurance agency, which generated first quarter 2024 insurance income of $2.1 million prior to its sale on April 1, 2024.
•
Investment advisory income of $2.7 million was $182 thousand higher than the fourth quarter of 2024 and up $155 thousand from the first quarter of 2024.
•
Income from COLI of $2.8 million was $1.4 million higher than the fourth quarter of 2024 and $1.5 million higher than the first quarter of 2024, due to the previously mentioned surrender and redeploy strategy initiated in January 2025.
•
Income from investments in limited partnerships of $415 thousand was $422 thousand lower than the fourth quarter of 2024 and $73 thousand higher than the first quarter of 2024. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.

•
Income from derivative instruments, net was $250 thousand in the current quarter, compared to a loss of $37 thousand in the fourth quarter of 2024, and income of $174 thousand in the first quarter of 2024. Income from derivative instruments, net is based on the number and value of interest rate swap transactions executed during the quarter combined with the impact of changes in the fair value of borrower-facing trades.

Noninterest Expense

Noninterest expense was $33.7 million in the first quarter of 2025, compared to $59.4 million in the fourth quarter of 2024, and $54.0 million in the first quarter of 2024.

•
Salaries and employee benefits expense of $16.9 million was $261 thousand lower than the fourth quarter of 2024 and $442 thousand lower than the first quarter of 2024. The decrease from the linked quarter was primarily due to a $1.3 million nonrecurring settlement accounting adjustment in the Company's pension plan recorded in the fourth quarter of 2024, while the year-over-year decrease was primarily due to the timing of the insurance subsidiary asset sale.
•
Professional services expenses of $1.7 million were $120 thousand higher than the fourth quarter of 2024 and $681 thousand lower than the first quarter of 2024, with the year-over-year variance primarily attributable to legal expenses incurred in the first quarter of 2024 related to the Company's previously disclosed deposit-related fraud event.
•
Computer and data processing expense of $5.5 million was $1.1 million lower than the fourth quarter of 2024 and $101 thousand higher than the first quarter of 2024. The linked quarter variance was primarily due to nonrecurring project related expenses incurred in the fourth quarter of 2024.
•
As previously disclosed, the Company recorded a $23.0 million provision for litigation settlement in its fourth quarter 2024 financial results related to a long-standing auto lending litigation.
•
The Company recorded deposit-related recoveries of $294 thousand, primarily driven by insurance proceeds related to a past commercial deposit charged-off item, compared to charged-off items of $354 thousand in the fourth quarter of 2024 and $19.2 million in the first quarter of 2024, the majority of which related to the Company's previously disclosed deposit-related fraud event.
•
Other expense of $3.8 million was down $484 thousand from the linked quarter, due in part to the timing of both New York State capital base tax and charitable contributions impacting the fourth quarter of 2024, while year-over-year other expense was relatively flat.

Income Taxes

Income tax expense was $3.7 million for the first quarter of 2025, compared to a benefit of $32.5 million in the fourth quarter of 2024, reflective of the net loss reported in that period, and expense of $356 thousand in the first quarter of 2024. The Company also recognized federal and state tax benefits related to tax credit investments placed in service and/or amortized during the first quarter of 2025, fourth quarter of 2024, and first quarter of 2024, resulting in income tax expense reductions of $1.1 million, $1.2 million, and $785 thousand, respectively.

The effective tax rate was 18.2% for the first quarter of 2025, -28.2% for the fourth quarter of 2024, and 18.7% for the first quarter of 2024. The effective tax rate fluctuates on a quarterly basis primarily due to the level of pre-tax (loss) earnings and may differ from statutory rates because of interest income from tax-exempt securities, earnings on COLI and the impact of tax credit investments.

Balance Sheet and Capital Management

Total assets were $6.34 billion at March 31, 2025, up $223.4 million from December 31, 2024, and up $41.9 million from March 31, 2024.

Investment securities were $1.04 billion at March 31, 2025, up $13.0 million from December 31, 2024, and down $27.4 million from March 31, 2024.

Total loans were $4.55 billion at March 31, 2025, an increase of $74.1 million, or 1.7%, from December 31, 2024, and an increase of $111.2 million, or 2.5%, from March 31, 2024.

•
Commercial business loans totaled $709.1 million, up $43.8 million, or 6.6%, from December 31, 2024, and up $1.5 million, or 0.2%, from March 31, 2024.
•
Commercial mortgage loans totaled $2.23 billion, up $28.7 million, or 1.3%, from December 31, 2024, and up $183.2 million, or 9.0%, from March 31, 2024.
•
Residential real estate loans totaled $644.0 million, down $6.2 million, or 1.0%, from December 31, 2024, and down $4.2 million, or 0.6%, from March 31, 2024.

•
Consumer indirect loans totaled $853.2 million, up $7.4 million, or 0.9%, from December 31, 2024, and down $67.3 million, or 7.3%, from March 31, 2024.

Total deposits were $5.37 billion at March 31, 2025, up $268.2 million, or 5.3%, from December 31, 2024, and down $23.8 million, or 0.4%, from March 31, 2024. The increase from December 31, 2024 was primarily due to seasonally higher public deposit balances in addition to an increase in brokered deposits between period ends. The decrease from March 31, 2024 was driven in part by reductions in BaaS-related and reciprocal deposits. Public deposit balances represented 23% of total deposits at March 31, 2025, 20% at December 31, 2024, and 22% at March 31, 2024.

Short-term borrowings were $55.0 million at March 31, 2025, compared to $99.0 million at December 31, 2024, and $133.0 million at March 31, 2024. Short-term borrowings and brokered deposits have historically been utilized to manage the seasonality of public deposits.

Shareholders' equity was $589.9 million at March 31, 2025, compared to $569.0 million at December 31, 2024, and $445.7 million at March 31, 2024. Both the linked quarter and year-over-year period end increases were primarily driven by additional paid-in-capital resulting from the common stock capital raise executed in the fourth quarter of 2024 and decreases in accumulated other comprehensive loss between period ends following the investment securities restructuring.

Common book value per share was $28.48 at March 31, 2025, an increase of $1.00, or 3.6%, from $27.48 at December 31, 2024, and an increase of $0.74, or 2.7%, from $27.74 at March 31, 2024. Tangible common book value per share(1) was $25.46 at March 31, 2025, an increase of $1.01, or 4.1%, from $24.45 at December 31, 2024, and an increase of $2.40, or 10.4%, from $23.06 at March 31, 2024. The common equity to assets ratio was 9.03% at March 31, 2025, compared to 9.02% at December 31, 2024, and 6.80% at March 31, 2024. Tangible common equity to tangible assets(1), or the TCE ratio, was 8.15%, 8.11% and 5.72% at March 31, 2025, December 31, 2024, and March 31, 2024, respectively. The year-over-year increases in both ratios were attributable to the additional capital raised in the fourth quarter and the decrease in accumulated other comprehensive loss.

During the first quarter of 2025, the Company declared a common stock dividend of $0.31 per common share, an increase of $0.01, or 3.3%, over the linked and year-ago quarters. The dividend returned more than 37% of first quarter net income to common shareholders.

The Company's regulatory capital ratios at March 31, 2025 continued to exceed all regulatory capital requirements to be considered well capitalized.

•
Leverage Ratio was 9.24% compared to 9.15% and 8.03% at December 31, 2024, and March 31, 2024, respectively.
•
Common Equity Tier 1 Capital Ratio was 10.38% compared to 10.54% and 9.43% at December 31, 2024, and March 31, 2024, respectively.
•
Tier 1 Capital Ratio was 10.71% compared to 10.87% and 9.76% at December 31, 2024, and March 31, 2024, respectively.
•
Total Risk-Based Capital Ratio was 13.09% compared to 13.25% and 12.04% at December 31, 2024, and March 31, 2024, respectively.

In April 2025, the Company called $10.0 million of its $40.0 million of fixed-to-floating rate subordinated debt that was originally issued in April 2015. These notes initially bore interest at a fixed rate of 6.00% and were scheduled to reprice at a rate equal to the then-current three-month term SOFR plus 4.20561% after the April 2025 call date. The Company's subordinated debt is now comprised of $30.0 million of April 2015 notes, as well as the separate $35.0 million of fixed-to-floating rate subordinated notes that were issued in October 2020, which currently bear interest at a fixed rate of 4.375%, and are set to reprice at a rate of the then-current three-month term SOFR plus 4.265% beginning in October 2025. The April 2015 notes are callable on a quarterly basis going forward and the October 2020 notes become callable beginning in October 2025. The Company will continue to evaluate options relative to the subordinated debt which may include redemption in part or in full, as well as replacing or refinancing the facilities.

Credit Quality

Non-performing loans were $40.0 million, or 0.88% of total loans, at March 31, 2025, as compared to $41.4 million, or 0.92% of total loans, at December 31, 2024, and $26.7 million, or 0.60% of total loans, at March 31, 2024. The increase in non-performing loans from March 31, 2024 was primarily driven by one commercial loan relationship that was placed on nonaccrual during the third quarter of 2024. Net charge-offs were $2.4 million, representing 0.21% of average loans on an annualized basis, for the current quarter, as compared to $2.8 million, or an annualized 0.25% of average loans, in the fourth quarter of 2024 and $3.1 million, or an annualized 0.28%, in the first quarter of 2024.

At March 31, 2025, the allowance for credit losses on loans to total loans ratio was 1.08%, compared to 1.07% at December 31, 2024 and 0.97% at March 31, 2024.

Provision for credit losses was $2.9 million in the current quarter, compared to a provision of $6.5 million in the linked quarter and a benefit of $5.5 million in the prior year quarter. Provision for credit losses on loans was $3.3 million in the current quarter, compared to a provision of $6.1 million in the fourth quarter of 2024, and a benefit of $4.9 million in the first quarter of 2024. The allowance for unfunded commitments, also included in provision for credit losses as required by the current expected credit loss standard ("CECL"), totaled a provision of $364 thousand in the first quarter of 2025, a provision of $321 thousand in the fourth quarter of 2024, and a credit of $570 thousand in the first quarter of 2024. The provision for credit losses for the first quarter of 2025 was driven by a combination of factors, including the impact of loan growth and an increase in specific reserves, partially offset by modest improvement in forecasted losses and qualitative factors, primarily reflecting a reduction in consumer indirect delinquencies. Specific reserves increased by $932,000 for the first quarter, primarily driven by a $1.3 million specific reserve related to the Bank's participation in a non-owner occupied commercial mortgage loan, which it moved to nonaccrual in the fourth quarter of 2023.

The Company has remained strategically focused on the importance of credit discipline, allocating resources to credit and risk management functions as the loan portfolio has grown. The ratio of allowance for credit losses on loans to non-performing loans was 122% at March 31, 2025, 116% at December 31, 2024, and 161% at March 31, 2024, with the year-over-year decrease reflective of the higher level of nonperforming loans reported at March 31, 2025.

Subsequent Events

The Company is required, under generally accepted accounting principles ("GAAP"), to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended March 31, 2025, on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2025, and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an earnings conference call and audio webcast on April 29, 2025 at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and W. Jack Plants II, Chief Financial Officer and Treasurer. The live webcast will be available in listen-only mode on the Company’s website at www.FISI-investors.com. Within the United States, listeners may also access the call by dialing 1-833-470-1428 and providing the access code 737945. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. (NASDAQ: FISI) is a financial holding company with approximately $6.3 billion in assets offering banking and wealth management products and services. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through banking locations spanning Western and Central New York and a commercial loan production office serving the Mid-Atlantic region. Courier Capital, LLC offers customized investment management, consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Learn more at Five-StarBank.com and FISI-Investors.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "anticipate," "believe," "continue," "estimate," "expect," "focus," "forecast," "intend," "may," "plan," "preliminary," "should," "target" or "will." Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: additional information regarding the deposit fraudulent activity; changes in interest rates; inflation; tariffs; changes in deposit flows and the cost and availability of funds; the Company’s ability to implement its strategic plan, including by expanding its commercial lending footprint and integrating its acquisitions; whether the Company experiences greater credit losses than expected; whether the Company experiences breaches of its, or third party, information systems; the attitudes and preferences of the Company's customers; legal and regulatory proceedings and related matters, including any action described in our reports filed with the SEC, could adversely affect us and the banking industry in general; the competitive environment; fluctuations in the fair value of securities in its investment portfolio; changes in the regulatory environment and the Company's compliance with regulatory requirements; and general economic and credit market conditions nationally and regionally; and the macroeconomic volatility related to global political unrest. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language and risk factors included in the Company's Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

*****

For additional information contact:

Kate Croft

Director of Investor and External Relations

(716) 817-5159

klcroft@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2025	2024
SELECTED BALANCE SHEET DATA:	March 31,	December 31,	September 30,	June 30,	March 31,
Cash and cash equivalents	$167,352	$87,321	$249,569	$146,347	$237,038
Investment securities:
Available for sale	926,992	911,105	886,816	871,635	923,761
Held-to-maturity, net	113,105	116,001	121,279	128,271	143,714
Total investment securities	1,040,097	1,027,106	1,008,095	999,906	1,067,475
Loans held for sale	387	2,280	2,495	2,099	504
Loans:
Commercial business	709,101	665,321	654,519	713,947	707,564
Commercial mortgage–construction	566,359	582,619	533,506	518,013	528,694
Commercial mortgage–multifamily	475,867	470,954	467,527	463,171	453,027
Commercial mortgage–non-owner occupied	899,679	857,987	814,392	814,953	798,637
Commercial mortgage–owner occupied	286,391	288,036	290,216	289,733	264,698
Residential real estate loans	643,983	650,206	648,241	647,675	648,160
Residential real estate lines	74,769	75,552	76,203	75,510	75,668
Consumer indirect	853,176	845,772	874,651	894,596	920,428
Other consumer	43,953	42,757	43,734	43,870	45,170
Total loans	4,553,278	4,479,204	4,402,989	4,461,468	4,442,046
Allowance for credit losses – loans	48,964	48,041	44,678	43,952	43,075
Total loans, net	4,504,314	4,431,163	4,358,311	4,417,516	4,398,971
Total interest-earning assets	5,733,743	5,602,570	5,666,972	5,709,148	5,857,616
Goodwill and other intangible assets, net	60,651	60,758	60,867	60,979	72,287
Total assets	6,340,492	6,117,085	6,156,317	6,131,772	6,298,598
Deposits:
Noninterest-bearing demand	945,182	950,351	978,660	939,346	972,801
Interest-bearing demand	773,475	705,195	793,996	711,580	798,831
Savings and money market	2,033,323	1,904,013	2,027,181	2,007,256	2,064,539
Time deposits	1,620,930	1,545,172	1,506,764	1,475,139	1,560,586
Total deposits	5,372,910	5,104,731	5,306,601	5,133,321	5,396,757
Short-term borrowings	55,000	99,000	55,000	202,000	133,000
Long-term borrowings, net	124,917	124,842	124,765	124,687	124,610
Total interest-bearing liabilities	4,607,645	4,405,912	4,507,706	4,520,662	4,681,566
Shareholders’ equity	589,928	568,984	500,342	467,667	445,734
Common shareholders’ equity	572,643	551,699	483,050	450,375	428,442
Tangible common equity (1)	511,992	490,941	422,183	389,396	356,155
Accumulated other comprehensive loss	$(41,995)	$(52,604)	$(102,029)	$(125,774)	$(126,264)

Common shares outstanding	20,110	20,077	15,474	15,472	15,447
Treasury shares	590	623	625	627	653
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	9.24%	9.15%	8.98%	8.61%	8.03%
Common equity Tier 1 capital ratio	10.38%	10.54%	10.28%	10.03%	9.43%
Tier 1 capital ratio	10.71%	10.87%	10.62%	10.36%	9.76%
Total risk-based capital ratio	13.09%	13.25%	12.95%	12.65%	12.04%
Common equity to assets	9.03%	9.02%	7.85%	7.34%	6.80%
Tangible common equity to tangible assets (1)	8.15%	8.11%	6.93%	6.41%	5.72%

Common book value per share	$28.48	$27.48	$31.22	$29.11	$27.74
Tangible common book value per share (1)	$25.46	$24.45	$27.28	$25.17	$23.06

1.
See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2025	2024
	First	Fourth	Third	Second	First
SELECTED STATEMENT OF OPERATIONS DATA:	Quarter	Quarter	Quarter	Quarter	Quarter
Interest income	$81,051	$78,119	$77,911	$78,788	$78,413
Interest expense	34,187	36,486	37,230	37,595	38,331
Net interest income	46,864	41,633	40,681	41,193	40,082
Provision (benefit) for credit losses	2,928	6,461	3,104	2,041	(5,456)
Net interest income after provision (benefit) for credit losses	43,936	35,172	37,577	39,152	45,538
Noninterest income:
Service charges on deposits	1,052	1,074	1,103	979	1,077
Insurance income	3	3	3	4	2,134
Card interchange income	1,840	2,045	1,900	2,008	1,902
Investment advisory	2,737	2,555	2,797	2,779	2,582
Company owned life insurance	2,777	1,425	1,404	1,360	1,298
Investments in limited partnerships	415	837	400	803	342
Loan servicing	123	295	88	158	175
Income (loss) from derivative instruments, net	250	(37)	212	377	174
Net gain on sale of loans held for sale	117	186	220	124	88
Net loss on investment securities	-	(100,055)	-	-	-
Net (loss) gain on other assets	-	(19)	138	13,508	(13)
Net (loss) gain on tax credit investments	(514)	(636)	(170)	406	(375)
Other	1,573	1,291	1,345	1,508	1,517
Total noninterest income (loss)	10,373	(91,036)	9,440	24,014	10,901
Noninterest expense:
Salaries and employee benefits	16,898	17,159	15,879	15,748	17,340
Occupancy and equipment	3,590	3,791	3,370	3,448	3,752
Professional services	1,691	1,571	1,965	1,794	2,372
Computer and data processing	5,487	6,608	5,353	5,342	5,386
Supplies and postage	578	504	519	437	475
FDIC assessments	1,467	1,551	1,092	1,346	1,295
Advertising and promotions	342	465	371	440	297
Amortization of intangibles	107	109	112	114	217
Provision for litigation settlement	-	23,022	-	-	-
Deposit-related charged-off items (recoveries) expense	(294)	354	410	398	19,179
Restructuring charges	68	35	-	-	-
Other	3,751	4,235	3,398	3,953	3,700
Total noninterest expense	33,685	59,404	32,469	33,020	54,013
Income (loss) before income taxes	20,624	(115,268)	14,548	30,146	2,426
Income tax expense (benefit)	3,746	(32,457)	1,082	4,517	356
Net income (loss)	16,878	(82,811)	13,466	25,629	2,070
Preferred stock dividends	365	365	365	364	365
Net income (loss) available to common shareholders	$16,513	$(83,176)	$13,101	$25,265	$1,705
FINANCIAL RATIOS:
Earnings (loss) per share – basic	$0.82	$(5.07)	$0.85	$1.64	$0.11
Earnings (loss) per share – diluted	$0.81	$(5.07)	$0.84	$1.62	$0.11
Cash dividends declared on common stock	$0.31	$0.30	$0.30	$0.30	$0.30
Common dividend payout ratio	37.80%	-5.92%	35.29%	18.29%	272.73%
Dividend yield (annualized)	5.05%	4.37%	4.69%	6.25%	6.41%
Return on average assets (annualized)	1.10%	-5.38%	0.89%	1.68%	0.13%
Return on average equity (annualized)	11.82%	-63.70%	11.08%	22.93%	1.83%
Return on average common equity (annualized)	11.92%	-66.19%	11.18%	23.51%	1.57%
Return on average tangible common equity (annualized) (1)	13.36%	-75.36%	12.87%	27.51%	1.88%
Efficiency ratio (2)	58.79%	117.13%	64.70%	50.58%	105.77%
Effective tax rate	18.2%	-28.2%	7.4%	15.0%	18.7%

1.
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.
2.
The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	2025	2024
	First	Fourth	Third	Second	First
SELECTED AVERAGE BALANCES:	Quarter	Quarter	Quarter	Quarter	Quarter
Federal funds sold and interest-earning deposits	$71,767	$121,530	$49,476	$134,123	$158,075
Investment securities (1)	1,085,649	1,159,863	1,147,052	1,194,808	1,182,993
Loans:
Commercial business	677,700	658,038	673,830	704,272	722,720
Commercial mortgage–construction	562,724	558,200	513,768	495,177	470,115
Commercial mortgage–multifamily	475,262	458,691	467,801	466,501	468,028
Commercial mortgage–non-owner occupied	879,387	843,034	826,275	837,209	843,526
Commercial mortgage–owner occupied	286,526	288,502	285,061	260,495	248,172
Residential real estate loans	647,005	649,549	647,844	648,099	648,921
Residential real estate lines	74,709	76,164	75,671	75,575	76,396
Consumer indirect	848,282	858,854	881,133	905,056	934,380
Other consumer	42,230	43,333	43,789	44,552	51,535
Total loans	4,493,825	4,434,365	4,415,172	4,436,936	4,463,793
Total interest-earning assets	5,651,241	5,715,758	5,611,700	5,765,867	5,804,861
Goodwill and other intangible assets, net	60,717	60,824	60,936	62,893	72,409
Total assets	6,220,187	6,121,449	6,018,390	6,153,429	6,225,760
Interest-bearing liabilities:
Interest-bearing demand	745,210	757,221	691,412	741,006	749,512
Savings and money market	1,976,483	1,992,059	1,938,935	2,036,772	2,081,815
Time deposits	1,564,987	1,545,071	1,515,745	1,505,665	1,479,133
Short-term borrowings	95,223	56,513	129,130	140,110	179,747
Long-term borrowings, net	124,871	124,795	124,717	124,640	124,562
Total interest-bearing liabilities	4,506,774	4,475,659	4,399,939	4,548,193	4,614,769
Noninterest-bearing demand deposits	926,696	947,428	952,970	950,819	962,522
Total deposits	5,213,376	5,241,779	5,099,062	5,234,262	5,272,982
Total liabilities	5,640,981	5,604,249	5,535,112	5,703,929	5,770,725
Shareholders’ equity	579,206	517,200	483,278	449,500	455,035
Common equity	561,921	499,910	465,986	432,208	437,743
Tangible common equity (2)	501,204	439,086	405,050	369,315	365,334
Common shares outstanding:
Basic	20,073	16,415	15,464	15,444	15,403
Diluted	20,285	16,415	15,636	15,556	15,543
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	4.25%	2.38%	2.14%	2.17%	2.09%
Loans	6.20%	6.28%	6.42%	6.40%	6.33%
Total interest-earning assets	5.80%	5.45%	5.53%	5.50%	5.43%
Interest-bearing demand	1.15%	1.34%	1.05%	1.18%	1.11%
Savings and money market	2.75%	2.94%	3.07%	3.01%	3.08%
Time deposits	4.31%	4.53%	4.72%	4.72%	4.68%
Short-term borrowings	2.09%	0.15%	2.64%	2.75%	3.42%
Long-term borrowings, net	5.00%	5.03%	5.03%	5.02%	5.02%
Total interest-bearing liabilities	3.07%	3.24%	3.37%	3.32%	3.34%
Net interest rate spread	2.73%	2.21%	2.16%	2.18%	2.09%
Net interest margin	3.35%	2.91%	2.89%	2.87%	2.78%

1.
Includes investment securities at adjusted amortized cost.
2.
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.
3.
The interest on tax-exempt securities is calculated on a tax-equivalent basis assuming a Federal income tax rate of 21%.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	2025	2024
	First	Fourth	Third	Second	First
ASSET QUALITY DATA:	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for Credit Losses – Loans
Beginning balance	$48,041	$44,678	$43,952	$43,075	$51,082
Net loan charge-offs (recoveries):
Commercial business	57	131	(3)	7	(37)
Commercial mortgage–construction	-	-	-	-	-
Commercial mortgage–multifamily	-	-	13	-	-
Commercial mortgage–non-owner occupied	(1)	(5)	(1)	(1)	(1)
Commercial mortgage–owner occupied	(1)	(1)	(2)	(2)	-
Residential real estate loans	41	(4)	(1)	96	4
Residential real estate lines	-	-	-	-	-
Consumer indirect	2,149	2,557	1,553	844	2,973
Other consumer	124	100	106	178	182
Total net charge-offs (recoveries)	2,369	2,778	1,665	1,122	3,121
Provision (benefit) for credit losses – loans	3,292	6,141	2,391	1,999	(4,886)
Ending balance	$48,964	$48,041	$44,678	$43,952	$43,075

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	0.03%	0.80%	0.00%	0.00%	-0.02%
Commercial mortgage–construction	0.00%	0.00%	0.00%	0.00%	0.00%
Commercial mortgage–multifamily	0.00%	0.00%	0.01%	0.00%	0.00%
Commercial mortgage–non-owner occupied	0.00%	0.00%	0.00%	0.00%	0.00%
Commercial mortgage–owner occupied	0.00%	0.00%	0.00%	0.00%	0.00%
Residential real estate loans	0.03%	0.00%	0.00%	0.06%	0.00%
Residential real estate lines	0.00%	0.00%	0.00%	0.00%	0.00%
Consumer indirect	1.03%	1.18%	0.70%	0.38%	1.28%
Other consumer	1.19%	0.91%	0.95%	1.62%	1.41%
Total loans	0.21%	0.25%	0.15%	0.10%	0.28%

Supplemental information (1)
Non-performing loans:
Commercial business	$5,672	$5,609	$5,752	$5,680	$5,956
Commercial mortgage–construction	19,684	20,280	20,280	4,970	5,320
Commercial mortgage–multifamily	-	-	71	183	185
Commercial mortgage–non-owner occupied	4,766	4,773	4,903	4,919	4,929
Commercial mortgage–owner occupied	349	354	366	380	392
Residential real estate loans	6,035	6,918	5,790	5,961	6,797
Residential real estate lines	316	253	232	183	235
Consumer indirect	2,917	3,157	3,291	2,897	2,880
Other consumer	279	62	57	36	36
Total non-performing loans	40,018	41,406	40,742	25,209	26,730
Foreclosed assets	196	60	109	63	140
Total non-performing assets	$40,214	$41,466	$40,851	$25,272	$26,870

Total non-performing loans to total loans	0.88%	0.92%	0.93%	0.57%	0.60%
Total non-performing assets to total assets	0.63%	0.68%	0.66%	0.41%	0.43%
Allowance for credit losses – loans to total loans	1.08%	1.07%	1.01%	0.99%	0.97%
Allowance for credit losses – loans to non-performing loans	122%	116%	110%	174%	161%

1.
At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	2025	2024
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets	$6,340,492	$6,117,085	$6,156,317	$6,131,772	$6,298,598
Less: Goodwill and other intangible assets, net	60,651	60,758	60,867	60,979	72,287
Tangible assets	$6,279,841	$6,056,327	$6,095,450	$6,070,793	$6,226,311

Ending tangible common equity:
Common shareholders’ equity	$572,643	$551,699	$483,050	$450,375	$428,442
Less: Goodwill and other intangible assets, net	60,651	60,758	60,867	60,979	72,287
Tangible common equity	$511,992	$490,941	$422,183	$389,396	$356,155

Tangible common equity to tangible assets (1)	8.15%	8.11%	6.93%	6.41%	5.72%

Common shares outstanding	20,110	20,077	15,474	15,472	15,447
Tangible common book value per share (2)	$25.46	$24.45	$27.28	$25.17	$23.06

Average tangible assets:
Average assets	$6,220,187	$6,121,449	$6,018,390	$6,153,429	$6,225,760
Less: Average goodwill and other intangible assets, net	60,717	60,824	60,936	62,893	72,409
Average tangible assets	$6,159,470	$6,060,625	$5,957,454	$6,090,536	$6,153,351

Average tangible common equity:
Average common equity	$561,921	$499,910	$465,986	$432,208	$437,743
Less: Average goodwill and other intangible assets, net	60,717	60,824	60,936	62,893	72,409
Average tangible common equity	$501,204	$439,086	$405,050	$369,315	$365,334

Net income (loss) available to common shareholders	$16,513	$(83,176)	$13,101	$25,265	$1,705
Return on average tangible common equity (3)	13.36%	-75.36%	12.87%	27.51%	1.88%

1.
Tangible common equity divided by tangible assets.
2.
Tangible common equity divided by common shares outstanding.
3.
Net income available to common shareholders (annualized) divided by average tangible common equity.